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                                                                 EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("the Agreement") is made and entered into this 18th day of December, 1996, by and between MATTISON TECHNOLOGIES, INC., an Illinois Corporation, (the "Seller"), and DEVLIEG-BULLARD, INC. a Delaware corporation (the "Buyer")

                                   WITNESSETH

         WHEREAS, Seller is currently engaged in the business of a manufacturing machine tools, and woodworking, grinding and work holding machinery at facilities which its owns and are located at 545 Blackhawk Park Avenue, Rockford, Illinois 61104 (the "Property"); and

         WHEREAS, Seller is debtor and debtor in possession in that certain case pending under Chapter 11 of Title 11, United States Code (11 U.S.C. Sections 101 et seg.) (the "Bankruptcy Code"), in the U.S. Bankruptcy Court for the Northern District of Illinois, Western Division, as Case No. 96 B 51545 (the "Bankruptcy Court" or the "Bankruptcy Case");

         WHEREAS, pursuant to Section 363(b) of the Bankruptcy Code, Seller desires to sell to buyer, and Buyer desires to purchase from Seller, certain of Seller's assets upon the terms and conditions hereinafter set forth;

         WHEREAS, Buyer has deposited $100,000 with Equity Partners, Inc., Seller's court approved business broker ("EPI"), as an earnest money deposit which sums shall be held pending the Closing, as hereinafter defined.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the parties do hereby agree as follows:

         1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, and to the requisite approval of the Bankruptcy Court as provided herein, Seller shall sell to Buyer and Buyer shall purchase from Seller at the Closing, as hereinafter defined, the following assets owned by Seller wherever located and whenever acquired, but specifically excluding the assets described in paragraph (2) below (collectively, the "Assets");

            (a) All machinery, equipment, furniture, fixtures, tooling, jigs, dies, computers, vehicles, displays, and tangible personal property (collectively, the "Equipment");

            (b) All inventory including, but not limited to, raw materials, goods in process, finished goods, supplies, promotional materials, inventory in transit to Seller, prepaid inventory or inventory held on consignment, which




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                     consigned inventory is set forth on Schedule 1(b)
                     (collectively the "Inventory");

            (c) All trade and other accounts receivable (collectively the "Accounts Receivable");

            (d) All intangible assets or intellectual property including patents, trademarks, trade names, service marks, service names, brand names, logos, designs, drawings, formulas, copyrights, all of Seller's right, title and interest in and to the names "Mattison", "Mattison Technologies Inc.", "Mattison Machine Works",
                     Mattison Woodworking Machinery Co.", "Mattison Grinders, "Magnalock", and any variants or usage thereof, the telephone number." 815-962-5521 and facsimile number:
                     815-962-5568, the goodwill associates with Seller's business and any and all other intangible or intellectual property belonging to or registered in the name of Seller (collectively, the "Intangible Property")';

            (e) All customer files and lists, customer, manufacturer's representatives and supplier information for Seller's products and product literature and all books, records and documents of Seller pertaining to the operation of its business (collectively, the "Books and Records");

            (f) (If applicable) Seller's interests in and to various other leases, contracts and agreements set forth on
                     Schedule 1(g) hereto, including but not limited to, any purchase orders to Seller from its customers which are outstanding as of the Closing (collectively, the "Executory Contracts"); and

         2. Excluded Assets. Anything herein to the contrary notwithstanding, Seller shall retain and shall not sell, convey, transfer, assign or deliver to Buyer any interest in the following assets and properties of Seller and Buyer hereby acknowledges that it does not have nor will it acquire at Closing or thereafter an interest of any kind whatsoever in the following assets and properties of Seller:

            (a) Any cash or cash equivalents whatsoever, whether on hand, in banks or elsewhere;

            (b)      Seller's corporate minute books and stock record books;

            (c) Causes of action and litigation rights existing as of the Closing in favor of Seller including any and all causes of action arising under Sections 510, 544-553 of the Bankruptcy Code; and



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            (d)      Rights or other tax benefits arising from Seller's net
                     operating losses arising proper to the Closing.

         3. Purchase Price and Lease of Property

            (a) The purchase price for the Assets shall be $7,500,000 (the "Purchase Price") and be payable as follows:

                     (i) The sum of $4,500,000 in full at Closing by cashier's or certified check, or wire transfer, less only the Earnest Money Deposit; and

                     (ii) A Promissory Note (the "Promissory Note") in the principal amount of $3 mil. secured by the Accounts Receivable and payable as the Accounts Receivable are collected, with any and all unpaid portion thereof due in full 12 months following Closing. Note int 10% per mo. $2 mil pd w/in 120 days subj. to adjust per 3(b). $1 mil. pd 12 mos.

            (b) Amounts due under the Promissory Note shall be reduced on a dollar for dollar basis to the extent Accounts Receivable are not good & collectible acts rec. as of closing.

         4. Earnest Money. Buyer has deposited the sum of $100,000 with EPI representing an earnest money deposit to be applied to the Purchase Price in accordance with paragraph with paragraph 3 above (the "Earnest Money Deposit").

         5. Closing. The consummation of the transactions contemplated herein (the "Closing"), shall take place at Seller's offices at 10:00a.m. on (no sooner than 3 business days and no later than 15 calendar days following the entry of the Sale Order defined below), or such other location, time and date as shall be mutually agreed upon by the parties. The time of the Closing shall be deemed to be effective as of 12:01a.m., CST on the date of the Closing.

         6. Seller's Representations and Warranties. Seller, as a material inducement to the execution of this Agreement by Buyer, represents and warrants to Buyer;

            (a) Seller is a debtor in possession in the Bankruptcy Case with all of the rights and powers of a trustee in bankruptcy, including, without limitation, the right and power to sell the Assets pursuant to Section 363 of the Bankruptcy Case, subject only to the approval of the Bankruptcy Court.

            (b) Seller has good and marketable title to the Assets being sold to Buyer. At Closing, Seller will transfer the Assets to Buyer free and clear of any


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                           interest, claim, lien or encumbrances of any kind
                           owned or held by any person or entity other than Buyer, except only a security interest in favor of Seller in the Accounts Receivable and those liabilities or obligations of Seller, if any, expressly assumed by Buyer.

                  (c) Seller is not a party to any collective bargaining contract, pension, profit sharing, or other retirement plan or bonus or vacation plan, or any other similar contract which might become binding upon or in any way adversely affect Buyer as purchaser of the Assets.

                  (d) Subject only to the prior approval of the Bankruptcy Court, Seller has full power and authority to execute and perform this Agreement and all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be duly executed and delivered by duly authorized officers of Seller. Upon the approval of the Bankruptcy Court, this Agreement shall constitute a leal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  (e) Except for the approval of the Bankruptcy Court, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by Seller of the transaction contemplated by this Agreement or by Seller's Ancillary Documents.

                  (f) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgement or decree of any court or governmental authority or of any arbitration award to which Seller is a party or by which Seller is bound.

         BUYER HAS INSPECTED THE ASSETS TO THE EXTENT BUYER DEEMS NECESSARY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS BUYING THE ASSETS AS IS, WHERE IS, EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, DOES NOT INTEND TO MAKE, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, STATEMENTS OR CONDITIONS OR ANY KIND OR NATURE WHATSOEVER AS TO THE PRESENT, PAST OR FUTURE PHYSICAL CONDITION OR QUALITY OF THE ASSETS, INCOME, EXPENSES, OPERATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR


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PURPOSE, OR ANY OTHER MATTER AFFECTING OR RELATING TO SELLER'S BUSINESS OR THE
ASSETS.

         7. Buyer's Representations and Warranties. Buyer, as a material inducement to the execution of this Agreement by Seller, represents and warrants to Seller:

            (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware

            (b) Subject only to the proper approval of the Bankruptcy Court, Buyer has full power and authority to execute and perform this Agreement and all documents and instrument to be executed by Buyer pursuant to this Agreement (collectively, "Buyer Ancillary Documents"). This Agreement has been, and Buyer's Ancillary Documents will be duly executed and delivered by duly authorized officers of Buyer. Upon the approval of the Bankruptcy Court, this Agreement shall constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

            (c) Except for the approval of the Bankruptcy Court, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body of the United States or any state or political subdivision thereof is required for or in connection with the consummation by Buyer of the transaction contemplated by this Agreement or by Buyer's Ancillary Documents.

            (d) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Buyer's Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgement or decree of any court or governmental authority or of any arbitration award to which Buyer is a party or by which Buyer is bound.

         8. Covenants. Between the date hereof and the Closing, Seller and Buyer hereby covenant and agree, as the case may be, as follows:

            (a) Seller shall not sell, lease, transfer, convey, assign or dispose of in any manner whatsoever, any of the Assets except in the ordinary course of Seller's business consistent with past practices.

            (b) Seller agrees to maintain and preserve the Assets prior to the Closing in their present state and condition in all material respects, subject only to use in the ordinary course of business and ordinary wear and tear.


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            (c)      Seller agrees to maintain the Books and Records in a
                     complete and accurate manner on a basis consistent with past bookkeeping and accounting practices of Seller.

            (d) Seller agrees to pay all taxes, of any kind and nature incurred or arising prior to Closing, as and when due, which may in any way affect or relate to the Assets.

            (e) Seller agrees to operate its business in the ordinary course between the date hereof and Closing consistent with past practices.

            (f) Each party agrees not to knowingly take, or fail to take, any action which by reason of taking or such failure to take would make any representations or warranties of each party herein materially untrue, inaccurate or otherwise misleading.

            (g) Each party agrees to take all corporate and other action necessary to consummate and carry out the transactions contemplated herein.

         9. Due Diligence. Buyer agrees that is has or shall be deemed to have completed all of its due diligence efforts regarding Seller's business and the Assets and/or have waived further due diligence requirements at or prior to the Sale Hearing.

         10. Conditions Precedent to the Obligations of Buyer. All obligations of Buyer hereunder are subject to the fulfillment, at or prior to the Closing, of each of the conditions precedent set forth below or otherwise contained herein.

            (a) The representations and warranties of Seller contained herein shall be true and correct on and as of the Closing, with the same force and effect as though made on and as of said date, except as effected by the transactions contemplated hereby.

            (b) Seller shall have performed all of its obligations and agreements, and complied with all of its covenants herein, to be performed and complied with by Seller, prior to closing or such earlier date as herein specified. At the Closing, Seller shall deliver possession of the Assets to Buyer as contemplated herein.

            (c) The Bankruptcy Court shall have entered an order: (i) approving the sale, transfer, assignment and assumption, as appropriate, of the Assets to Buyer upon the terms and conditions set forth herein, free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever,


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                           excluding only the security interest in favor of the
                           Seller in and to the Accounts Receivable and those liabilities or obligations of Seller, if any, expressly assumed by Buyer; (ii) , (iii) providing that any and all valid liens, claims and encumbrances shall attach to the Purchase Price at Closing; and
                           (iv) contained a finding that the Buyer is a good faith purchaser pursuant to Section 363 (m) of the Bankruptcy Code (the "Sale Order").

                  (d) Subject to paragraph 17 below, unless individually or collectively waived by Buyer in writing proper to the entry of the Sale Order, the Bankruptcy Court shall have entered an order(s) approving Seller's assumption of the Assumed Contracts in accordance with Section 365(b) of the Bankruptcy Case and assignment to Buyer as of Closing. If the Sale Order shall not have become final and beyond further appeal or reconsideration by any court (thereby becoming a "Final Order"). Buyer shall have the right solely in the discretion of Buyer, to delay the Closing until a date not later than fifteen (15) days after the Sale Order shall become a Final Order.

                  (e) At the Closing, Seller shall deliver to Buyer the following documents (executed by Seller's authorized representatives, as appropriate), in a form satisfactory to Buyer, and other items:

                                    (i)      Bill of Sale;

                                    (ii)     Absolute Assignment of the Assumed
                                             Contracts and Intangible Property;

                                    (iii)    Original certificates of title for
                                             the vehicles or other assets,
                                             assigned by Seller to Buyer;

                                    (iv)     Copies or originals of all the
                                             Books and Records;

                                    (v)      A certified copy of the Sale Order;

                                    (vi)     Originals of the Assumed Contracts;

                                    (vii)    A certified resolution of Seller's
                                             Board of Directors authorizing the
                                             execution, delivery and performance
                                             of this Agreement;

                                    (viii)   Notices in a form reasonably
                                             satisfactory to Buyer executed by
                                             Seller's president to each customer
                                             or account debtor of Seller, as the
                                             case may be, of the sale of the
                                             Assets and/or Buyer's right to
                                             collect the Accounts Receivable,
                                             such


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                                    notices to be delivered to such parties by
                                    Buyer immediately after the Closing; and

                  (f) There shall have been no material and adverse change in the Assets from the date hereof until the Closing except as disclosed, and reasonably acceptable to, Buyer

         11. Conditions Precedent to the Obligations of Seller. All obligations of Seller hereunder are subject to the fulfillment, at or prior to the Closing, of each of the conditions set forth below or otherwise contained herein.

                  (a) The representations and warranties of Buyer herein contained shall be true on and as the Closing, with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated hereby.

                  (b) Buyer shall have performed all of its obligations and agreements, and compiled with all of its covenants herein to be performed and complied with by Buyer, prior to the Closing or such earlier date as may be specified herein. At the Closing, Buyer shall take possession of the Assets as contemplated herein.

                  (c)      The Court shall have entered the Sale Order.

                  (d) Seller shall have received a certified resolution of Buyer's Board of Directors authorizing the execution, delivery and performance of this Agreement.

                  (e) A fully executed Note per P. 3 (a)(ii), security agreement and UCC-1 financing statement conveying to Seller a valid and perfected lien and security interest in and to the Accounts Receivable in a form reasonably satisfactory to counsel for Seller and Buyer (the UCC-1 may be prerecorded).

                  (f) If Buyer has reached an employment or consulting agreement with any former or current officer of Seller, Buyer shall have fully disclosed the terms and conditions of any and all such employment and/or consulting agreements to the Bankruptcy Court prior to the entry of the Sale Order.

                  (g) If the Buyer in its sole discretion elects to waive the condition precedent regarding Seller's assumption of any or all of the Assumed Contracts of the Lease, Buyer must have confirmed such waiver(s) in writing prior to the entry of the Sale Order.


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         12. Survival of Warranties and Representations; Indemnification. The
warranties and representations of the parties hereto as expressed herein shall survive the Closing for a period of one (1) year from the Closing. Buyer shall have the right to setoff against the unpaid amounts payable under the Promissory Note any claim, loss, liability, cost and expense (including attorneys fees) incurred by Buyer directly or indirectly relating to, resulting from or arising out of;

             (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement of Seller contained herein;

             (b)      Any tax liability of the Seller not previously paid;

             (c) Any cost, expense or liability incurred by Buyer in connection with any pollution of the soil or ground water of, or originating from, any parcel of real property owned, leased or used by Seller which exists on the date of the Closing;

             (d) Any cost, expense or liability resulting from any and all products, liability actions, suits, proceedings, assessments, judgements, claims, costs and expenses including, without limitation, legal fees and expenses incidental to any of the foregoing which arise out of or are based on facts in existence prior to the Closing. The phrase "products liability" shall include any and all claims, whether based on strict liability, negligence or warranty, by any party alleging the sale, transfer or delivery by the Seller of any product in a defective or dangerous condition which results in harm or injury to any user, any person with whom the Seller has dealt or others, whether such harm or injury is personal injury, property damage or economic loss;

             (e) Any liability or cost incurred by Buyer for refunds to customers because of returned goods or warranty claims in connection with goods sold by Seller; and

             (f) Any other obligation or liability of Seller, whether arising before or after the Closing.

         This paragraph shall not be deemed to exclude or limit any appropriate remedy that may otherwise be available to Buyer against parties other than the Seller.

         13. Risk of Loss. If a material portion of the Assets (ten percent (10%) or more of the aggregate replacement cost thereof) or of Seller's facilities (if to be leased by Buyer ten Percent (10%) or more of the usable leased floor area) shall be damaged by fire or elements or other cause prior to the Closing, Buyer may (i) terminate this Agreement at is election, in which case, Buyer shall receive back the Earnest Money Deposit with all interest earned thereon as its sole remedy, or (ii) elect to retain the insurance proceeds relating thereto as its sole remedy, and shall be required to close the transactions as otherwise herein contemplated.



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         14. Termination of the Agreement. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 24:

             (a)      By the mutual written consent of Buyer and Seller; or

             (b) By either such parties if the Closing shall not have occurred at or before 1:59p.m. on January 31, 1997; provided, however, that the right to terminate this Agreement under this Section 14(a) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

         15. Remedies. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorney's fees). In the event that Buyer breaches its obligations hereunder and Seller elects to terminate this Agreement pursuant to Section 14 hereof, Seller shall be entitled to retain, as liquidated damages, the Earnest Money Deposit, together with all interest earned thereon. In the event that Seller breaches its obligations hereunder and Buyer elects to terminate by the mutual agreement pursuant to Section14 hereof or this Agreement is terminated by the mutual agreement of the parties hereto, Buyer shall be entitled to a refund of the Earnest Money Deposit, together with all interest earned thereon. Buyer hereby acknowledges that upon termination of the Agreement, is shall not be entitled to any liquidated damages.

         16. Prorations. Seller shall be responsible for, and pay, all expenses with respect to the Assets accruing up to 11:59p.m. on the day prior to the Closing (the "Proration Date"). At Closing, the Purchase Price shall be increased by the amount of any prepaid expenses attributable to the period from and after the Closing, to the extent such prepaid expenses relate to an Assumed Contract or any sales orders to suppliers being assumed by Buyer. All prorations shall be made on the basis of thirty (30) day month, and to the extent reasonably practicable. If the exact amount of the prorations cannot be determined at the Closing, the same shall be adjusted at the Closing based on the parties' good faith estimate and finally adjusted after the Closing as and when the requisite information becomes available. Seller and Buyer agrees to cooperate and use their best efforts to complete the such prorations no later than thirty (30) days after the Closing.

         17. No Assumption of Liabilities.

             (a) Excluding only the Assumed Contracts defined below and other liabilities expressly assumed by Buyer, Buyer is not assuming and shall not be responsible for any liabilities or obligations of Seller, current or accrued, contingent or absolute, liquidated or unliquidated, of any kind or nature no


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                      matter whether arising before of after the Closing. In
                      connection therewith, Buyer shall not have any obligation or liability to the Seller's employees for any reason or matter whatsoever, including, but not limited to, pension plan obligations, medical and health and welfare benefits, life insurance and disability benefits, workers' compensation claims, wage, vacation and/or severance claims. Buyer shall have the right, in its sole and exclusive discretion, but shall not be obligated, to make offers of employees upon such terms as Buyer deemed fit.

               (b) For assumption of Executory Contracts requiring approval under Section 365 of the Bankruptcy Case, Seller agrees to use its best efforts to obtain the entry of any order(s) of this Court authorizing same as soon after the Sale Hearing as is practicable, provided however that Buyer shall be responsible for all costs associated with curing any and all defaults under such Executory Contracts or unexpired leases as a condition of Buyer's assumption and assignment thereof, and Seller's inability to obtain the aforementioned court order(s) for any reasons whatsoever shall not affect or relieve the Buyer from its obligations under the Sale Order and this Agreement to consummate the transaction contemplated herein.

         18. Bankruptcy Court Approval. Buyer acknowledges that in connection with the sale of the Assets, Seller shall have advertised or caused to be advertised to the public up until the hearing defined below in such manner as Seller in its sole discretion deemed appropriate, that the Assets are for sale and will be sold to the highest and best bidder at a hearing to be conducted in the Bankruptcy Case on or before December 18, 1996 (the "Sale Hearing"), whether through merger, sale of the Assets, sale of Seller's common stock or other form of transaction involving the Assets. Buyer shall be entitled to submit further bids at the Sale Hearing in the event that a higher and better offer than that reflected herein is received by Seller. In the event that the highest and best offer, as determined by the Bankruptcy Court, is submitted at the Sale Hearing by a purchaser other than Buyer, then Seller shall be entitled to accept such other offer and this Agreement shall be considered null and void with no legal effect upon Seller's return of the Earnest Money Deposit with all interest earned thereon to Buyer and each party hereto shall suffer their own losses, costs, expenses, or damages arising out of, under, or related to this Agreement.

         19.   Post-Closing Obligations.

               (a) Seller and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Assets available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing, with respect to all



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                           transactions of Seller occurring prior to and
                           relating to the Closing, and the historical financial condition, assets, liabilities, operations, and cash flows of Seller. As used in this section, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

                  (b) For a period of ninety (90) days after the closing, Buyer shall make the employees of Seller that it hires reasonably available to Seller, at no cost to Seller, to assist Seller in completing the administration of Seller's estate in the Bankruptcy Case.

                  (c) The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Assets to Buyer on the terms herein contained and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

         20. Brokers. EPI has served as a broker herein pursuant to an Order entered in the Bankruptcy Case on October 30, 1996 and is entitled to be paid a brokers' commission in connection with the Closing in accordance with the terms and conditions of that Order. Buyer shall have no liability for any brokers' commission payable to EPI. Excluding only EPI, the parties warrant and represent to each other that this Agreement was the result of direct negotiations between them and EPI, and that neither Seller not Buyer have engaged the services of any other broker and neither is aware of any other person or entity claiming or otherwise entitled to a brokers' commission in connection with the transactions contemplated therein.

         21. Entire Agreement. This Agreement, including those documents identified herein or appended hereto as Exhibits constitutes the entire contract between the parties relating to the subject matter hereof and is the final and complete expression of their intent. No prior or contemporaneous negations, promises, agreements, covenants, or representations of any kind or nature, whether made orally or in writing, have been made by the parties, or any of them, in negations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated into this Agreement; it being the intention of the parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to offer to introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Agreement can be changed, modified or amended only by a writing executed by the parties. No conditions of any kind or nature exist to the legal effectiveness of this Agreement which shall be in full force and effect immediately upon execution and delivery by the parties hereto.

         22. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United

States mail. Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered be hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows (or to such other address as any party shall have advised the other in writing);

                  If to Seller addressed to:

                  Mattison Technologies, Inc.
                  545 Blackhawk Park Ave.
                  Rockford, IL 61 104
                  Attn: William P. Farris, Pres.

                  With copies to:

                  Chad H. Gettleman, Esq.
                  Mark A. Carter, Esq.
                  Adelman, Gettleman, Merens, Berish & Carter, Ltd. 53 W. Jackson Blvd., Suite 1050
                  Chicago, IL 60604

                  Robert J. Oliver, Esq.
                  Oliver, Close, Worden, Winkler, Greenwald & Maier 124 North Water Street, Suite 300
                  Rockford, IL 61110

                  Equity Partners, Inc.
                  9302 Raven Ridge Road
                  Baltimore, MD 21234
                  Attn. John Herman, Pres.

                  If to Buyer addressed to:

                  DeVlieg-Bullard, Inc.
                  One Gorham Island
                  Westport, CT 06880
                  Attn: President

                  With a copy to:

                  Bass, Berry & Sims PLC
                  2700 First American Center
                  Nashville, TN 37238
                  Attn: J. Page Davidson

and/or to such other respective addresses and/or addresses as may be designated by notice given in accordance with the provisions of this paragraph.

         23. No Contract until Execution. This Agreement shall become valid and binding only after is executed and delivered by the parties. Until execution hereof, it is the intention of the parties that (a) no agreement, contract, offer of agreement or proposal arises and (b) no estoppel is created by the submission of any draft hereof or any other conduct of the parties.

         24. Expenses. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, attorneys', accountants' end other professional fees and expenses.

         25. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right to privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver has occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         26. Binding-Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to convey on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

         27. Amendments. This Agreement and all of the terms and conditions herein shall in no way be altered, amended or modified by (a) the dismissal of the Bankruptcy Case; (b) the conversion of the Bankruptcy Case to Chapter 7 of the Bankruptcy Code after Closing; (c) the confirmation of any plan of reorganization or liquidation in the Bankruptcy Case; or (d) the dissolution of Seller; except pursuant to written agreement of Buyer and Seller.

         28. Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         29. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

         30. Jurisdiction. The parties acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction to enforce each and every term and condition of this Agreement, including but not limited to hearing and determining claims or disputes among the parties hereto arising as a result of this Agreement or arising as a result of any claimed breach of this Agreement.

         31. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contract made in that State.

         32. Severability. If any provision of this Agreement shall be judicially determined to be unenforceable or invalid, the remainder of this Agreement shall be unaffected to the greatest extent possible.

         33. Reservation of Rights. Nothing herein contained shall be construed or deemed to be a release or waiver by AMCORE Bank, N.A. Rockford of its rights pursuant to Section 363(k) of the Bankruptcy Code exercisable at the Sale Hearing.

         34. Headings. The headings contained in this Agreement are for convenience or reference only and shall not affect the meaning or interpretation of this Agreement.

         35. Time of Essence.  Time is of the essence to this Agreement.

         36. Counterparts. This Agreement, and any document or instrument executed pursuant hereto, may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         37. Construction of Terms. This Agreement has been drafted jointly by the parties in full consultation with their respective attorneys, and no ambiguity in this Agreement shall be interpreted or construed against any of the parties.

         38. Subject to modifications made in open court on 12/18/96.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MATTISON TECHNOLOGIES, INC.                   DEVLIEG-BULLARD, INC.


By /s/ William P. Farris                      By /s/ John G. Poole
  --------------------------                    -------------------------------
         Its President                                 Its:    Director
                                                               Duly Authorized